                                                                     EXHIBIT 3.3


                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                          SCHEIN PHARMACEUTICAL, INC.

                        (Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware)


               It is hereby certified that:

               1. The name of the corporation is Schein Pharmaceutical, Inc. (the "Corporation"). The name under which the Corporation was originally incorporated was Schein Pharmaceutical Corp., and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 27, 1993.

               2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring it advisable that Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

                                     FIRST

               The name of the corporation is Schein Pharmaceutical, Inc. (the "Corporation").


                                    SECOND

               The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").


                                     THIRD

                                      A.

               The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock, $.01 par value per share (the "Common Stock"), of which Seventy-Six Million (76,000,000) shares shall be Class A Common Stock, $.01 par value per share (the "Class A Common Shares"), and Twenty-Four Million (24,000,000) shares shall be Class B Common Stock, $.01 par value per share (the "Class B Common Shareso) and Two Million (2,000,000) shares of preferred stock, $.01 par value per share (the oPreferred Stocko). The Board of Directors may authorize, without further stockholder approval, the issuance from time to time of the preferred stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution. Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and nonassessable.

                                      B.

               Each share of the Class B Common Shares issued and outstanding, or issued and held in the treasury of the Corporation, shall be automatically reclassified as and changed into one new share of the Corporation's Class A Common Shares, without any action on the part of the holder thereof upon the earliest to occur of (1) an initial public offering of shares of Common Stock,
(2) the Termination Date, as that term is defined in the Voting Trust Agreement (the "Voting Agreement") dated September 30, 1994 among Schein Holdings, Inc. ("Holdings") and certain shareholders of Holdings, and Martin Sperber, as voting trustee (the "Voting Trustee"), and (3) May 15, 1999. Upon the occurrence of a transfer on the stock transfer records of the Corporation by a holder of any share of Class B Common Shares, each such share of Class B Common Shares so transferred shall be automatically reclassified as and changed into one new share of the Corporation's Class A Common Shares, without any action on the part of the holder thereof. Upon the occurrence of such a reclassification, each outstanding share of the Class A Common Shares shall cease to be called oClass A Common Shareso and shall be called oCommon Stocko, and shall otherwise be unchanged. In those cases where a reclassification described in the preceding sentences would cause a shareholder to receive a fractional


                                       2
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share, the Corporation shall issue to the shareholder a stock certificate representing such fractional share.

                                      C.

               The following is a statement of the powers, preferences and rights and the qualifications, restrictions and limitations of the Common Stock of the Corporation:

               (1)    Class A Common Shares and Class B Common Shares. Each
                      -----------------------------------------------
Class A Common Share shall be identical in every respect to each Class B Common Share, except as provided in subparagraph (C)(4). Any Class B Common Share that is converted into a Class A Common Share in accordance with paragraph B shall thereafter be a Class A Common Share, with all the powers, preferences and rights and the qualifications, restrictions and limitations, including, without limitation, with respect to voting rights, as the Class A Common Share into which it was converted. No amendment to this Certificate of Incorporation shall in any manner amend, alter, change or repeal any provision (other than provisions relating to voting in subparagraph (C)(4)) relating to the Class A Common Shares without at the same time amending, altering, changing or repealing in the same manner the corresponding provision relating to the Class B Common Shares, without the consent of a majority of the outstanding Class B Common Shares or until such time as there are no Class B Common Shares outstanding.

               (2)    Dividends. The holders of record of Common Stock shall be
                      ---------
entitled to receive such dividends ratably as may from time to time be declared by the Board of Directors out of funds legally available therefor.

               (3)    Liquidation. In the event of any liquidation, dissolution
                      -----------
or winding up of the affairs of the Corporation, voluntary or involuntary, the net assets of the Corporation available to shareholders shall be distributed ratably to the holders of Common Stock. Neither the merger or consolidation of the Corporation with or into another corporation nor any sale, lease, conveyance or other disposition of all or substantially all of the property, business or assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Article THIRD.

               (4)    Voting Rights. Except as otherwise required by law, the
                      -------------
holders of Class A Common Shares shall be entitled to one vote in respect of each share held on all matters voted upon by the shareholders of the Corporation. The holders of Class B Common Shares shall not be entitled to vote on any matter, or to participate in a shareholders meeting, or to receive notice of any meeting of shareholders; provided, however, at any time the sum of (x) the number of Class A Common Shares subject to the


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Voting Agreement plus (y) the number of Class A Common Shares owned by the
                 ----
Voting Trustee (or his successor) or the Voting Trustee's (or his successor's) affiliates (as defined in Rule 405 under the Securities Act of 1933) ((x) and (y), together, the "Voting Number") constitutes less than a majority of the outstanding voting shares of the Corporation and the Voting Trustee (or his successor) under the Voting Agreement shall have given written notice to the Corporation and to the known beneficial owner of such shares that he wishes to vote the Required Number (as defined below) of Class B Common Shares at a meeting of shareholders or by written consent for which a record date for notice of and voting at the meeting or the consent shall have been established, the Required Number of Class B Common Shares shall automatically be entitled to participate in and vote at that meeting or in that written consent on the same basis as Class A Common Shares (and shall remain Class B Common Shares until reclassified and changed in accordance with this Certificate of Incorporation). As used in this paragraph 4, the term "Required Number" of Class B Common Shares, for purposes of any such meeting or written consent, means a number of shares equal to (a) the sum of (i) one plus (ii) 50% of the number of shares entitled to vote at the meeting or by consent, as the case may be (it being understood that the Required Number of Class B Common Shares shall be counted as though they were voting shares for purposes of this clause (ii)), reduced by (b) the Voting Number on the record date for that meeting or consent (it being understood that the only circumstance in which the Required Number shall exceed zero is where the Corporation shall have issued a number of voting shares that results in the Voting Number at a particular time being less than a majority of the outstanding voting shares at that time).

               (5)    Other Rights. Except as set forth above, the Common Stock
                      ------------
shall not bear any preferential, conversion or preemptive rights. Without limiting the generality of the foregoing, no class of Common Stock may be split, consolidated or reclassified in any manner other than as expressly provided herein, unless the other class of Common Stock is split, consolidated or reclassified, as the case may be, on an identical basis.

                                      D.

               Upon the filing in the office of the Secretary of State of the State of Delaware of this Restated Certificate of Incorporation whereby this Article THIRD is amended to read as set forth herein, each issued and outstanding share of Class A Common Shares, par value $.01 per share, of the Corporation shall be automatically reclassified and changed into 123 validly issued, fully paid and nonassessable shares of Class A Common Shares, and each issued and outstanding share of Class B Common Shares, par value $.01 per share, of the Corporation shall be


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

automatically reclassified and changed into 123 validly issued, fully paid and nonassessable shares of Class B Common Shares. No scrip or fractional shares will be issued by reason of this amendment.


                                      E.

               Action required or permitted to be taken at a meeting of the stockholders of the Corporation may not be taken by consent or consents in writing in lieu of a meeting.


                                    FOURTH

               The registered office of the Corporation in the State of Delaware is to be located at 1013 Centre Road, Wilmington, County of New Castle, Delaware, 19805. The name of its registered agent at that address is Corporation Service Company.


                                     FIFTH

               The duration of the Corporation is to be perpetual.


                                     SIXTH

               (1) The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors (which shall not be fewer than five or more than nine, unless otherwise determined by the Board of Directors) constituting the whole board permits, with the term of office of one class expiring each year. At the next election of directors, directors of the first class (which shall initially be comprised of Martin Sperber and __________) shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class (which shall initially be comprised of _________) shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class (which shall initially be comprised of David Ebsworth and _________) shall be elected to hold office for a term expiring at the third succeeding annual meeting. Subject to the foregoing, at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and each director so elected shall hold office until his successor is elected and qualified, or until his earlier resignation or removal. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the three classes to make all classes as nearly equal in number as possible, and the Board of Directors


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shall decide which class shall contain an unequal number of directors.

               (2) Only persons who are nominated in accordance with the procedures set forth in this paragraph, or in the general stockholders agreement dated September 30, 1994 among Schein Holdings, Inc. (now Schein Pharmaceutical, Inc.), Miles Inc. and certain stockholders of Schein Holdings, Inc. (the "General Stockholders Agreement"), shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by or on behalf of a stockholder of the Corporation, or a duly authorized proxy for such stockholder, who is a stockholder of record at the time of giving notice provided for in this paragraph and who shall be entitled to vote for the election of directors at the meeting. Any nominations not made by or at the direction of the Board of Directors must be made pursuant to a notice in writing to the Secretary of the Corporation delivered or mailed to, and received at, the principal executive offices of the Corporation not fewer than 60 days or more than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided,
                                                                  --------
however, that in the event the annual meeting with respect to which such notice
-------
is to be tendered is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not earlier than 90 days prior to such annual meeting and not later than 60 days prior to such annual meeting; and further provided, however, that, notwithstanding the
                    ------- --------  -------
foregoing, with respect to the first annual meeting of stockholders after January 2, 1998, such notice by the stockholder must be received at the principal executive offices of the Corporation prior to the close of business on the tenth day following the date on which notice of the meeting was first given or made to stockholders generally. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named as a nominee and to serving as a director, if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder, (ii) the class and number of shares of stock of the Corporation beneficially owned by such stockholder and represented by proxy and (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of such stockholder in such nomination. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to


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be set forth in a stockholder's notice of nomination that pertains to the nominee. If the Board of Directors shall determine, based on the facts, that a nomination was not made in accordance with the above procedures, the Chairman of the meeting shall so declare to the meeting and the defective nomination shall be disregarded.

               (3) Unless a greater vote requirement in any matter is provided in this Certificate of Incorporation or the By-laws, the affirmative vote of a majority of the directors present and acting at a duly constituted meeting at which a majority of the entire Board of Directors is present and acting, is sufficient for all action of the Board of Directors.

               (4) Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board consent in writing to the adoption of resolutions authorizing the action.

               (5) Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.


                                    SEVENTH

                                      A.

               No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, provided that this Article SEVENTH shall not eliminate or limit the liability of a director (1) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which such director derived an improper personal benefit, in respect of which such breach of fiduciary duty occurred. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.


                                      B.

               (1)    Right of Indemnification. Each person who was or is made a
                      ------------------------
party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a


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"proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, (a) is or was a director or officer of the Corporation or (b) is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) hereof the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

               (2)    Right of Claimant to Bring Suit. If a claim under
                      -------------------------------
paragraph (1) of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the


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

unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

               (3)    Non-Exclusivity of Rights. The right to indemnification
                      -------------------------
and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

               (4)    Insurance. The Corporation may maintain insurance, at its
                      ---------
expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


                                    EIGHTH

               Subject to the provisions of Article NINTH below, the directors of the Corporation may, by a vote of a majority of directors present at a meeting in which a quorum is present, adopt, amend or repeal any By-Law.


                                     NINTH

               The Corporation shall not, and shall not permit any of its subsidiaries to, and no officer, employee or other agent of the Corporation or any of its subsidiaries shall have the authority, in the name or on behalf of the Corporation or any of its subsidiaries to, directly or indirectly, without the prior written consent of Bayer Corporation ("Bayer," formerly Miles Inc.) (which consent shall be deemed given, if a majority of Bayer's nominees to the Board of Directors of the Corporation consent in writing (it being understood that consent given in this manner shall not be deemed the exclusive method of giving consent)) amend or restate the Corporation's certificate of incorporation or By-Laws in any respect, (a) as a result of which the ability to (i) elect a majority of the members of the Board of Directors of the Corporation, (ii) adopt an agreement of merger or consolidation, (iii) approve a sale of all or substantially all the assets of the Corporation or (iv) adopt an amendment to the Corporation's certificate of incorporation or by-laws would require the vote of more than a majority of the outstanding shares of Common Stock entitled to vote thereon, (b) that would adversely affect Bayer differently from other holders of shares of Common Stock or (c) that, by its terms, would prohibit any foreign national from holding shares of Common Stock or serving as a director.

               This Article NINTH may be amended only with the prior written consent of Bayer (as described above in this Article NINTH), and the provisions of this Article NINTH shall terminate and be of no further force or effect upon the termination of Bayer's rights under Section 2.5 of General Stockholders Agreement.

                                     TENTH

               Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, of the Corporation, as the case may be, and also on the Corporation.

               3. The foregoing amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               4. This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name by its President and attested to by its Secretary this _____ day of January, 1998, and the statements contained herein are affirmed as true under penalties of perjury.

                                                 SCHEIN PHARMACEUTICAL, INC.



                                                 By:___________________________
                                                    Martin Sperber
                                                    President


ATTEST:



By:___________________________



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